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CENTRAL ILLINOIS PUBLIC SERVICE COMPANY
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                                                                                                           12 Months
                                                                Year Ended December 31,                      Ended
                                             ----------------------------------------------------------  September 30,
                                                1993        1994        1995       1996          1997          1998
                                                ----        ----        ----       ----          ----          ----

                                                          Thousands of Dollars Except Ratios


Net Income                                    $84,011     $81,913     $70,631     $77,393       $38,620       $50,807
Add- Extraordinary items net of tax                 -           -           -           -        24,853        24,853
                                             ---------   ---------   ---------   ---------   -----------   -----------
Net Income from continuing operations         $84,011     $81,913     $70,631     $77,393       $63,473       $75,660

Add- Federal and state income taxes:
   Current                                     50,441      38,097      41,276      53,847        38,660        55,305
   Deferred (net)                               1,674      13,190       5,627      (2,805)       (1,665)      (11,000)
   Deferred investment tax credits, net        (3,366)     (3,367)     (3,361)     (3,349)       (3,334)       (3,335)
   Income tax applicable to
      nonoperating income                         631         603         941        (407)          261        (1,394)
                                             ---------   ---------   ---------   ---------   -----------   -----------
                                               49,380      48,523      44,483      47,286        33,922        39,576
                                             ---------   ---------   ---------   ---------   -----------   -----------

Net income before income taxes                133,391     130,436     115,114     124,679        97,395       115,236
                                             ---------   ---------   ---------   ---------   -----------   -----------



Add- fixed charges:
   Interest on long term debt                  32,823      31,164      31,168      31,409        32,271        35,572
   Other interest                                 479         358         853       4,636         2,875         1,728
   Amortization of net debt premium,
      discount, expenses and losses             1,598       1,678       1,703       1,709         1,643         1,170
                                             ---------   ---------   ---------   ---------   -----------   -----------
                                               34,900      33,200      33,724      37,754        36,789        38,470
                                             ---------   ---------   ---------   ---------   -----------   -----------

Earnings as defined                           168,291     163,636     148,838     162,433       134,184       153,706
                                             =========   =========   =========   =========   ===========   ===========

Ratio of earnings to fixed charges               4.82        4.92        4.41        4.30          3.64          3.99


Earnings required for preferred dividends:
   Preferred stock dividends                    3,718       3,510       3,850       3,721         3,715         3,734
   Adjustment to pre-tax basis                  2,185       2,079       2,425       2,273         1,985         1,953
                                             ---------   ---------   ---------   ---------   -----------   -----------
                                                5,903       5,589       6,275       5,994         5,700         5,687

Fixed charges plus preferred stock
    dividend requirements                      40,803      38,789      39,999      43,748        42,489        44,157
                                             =========   =========   =========   =========   ===========   ===========

Ratio of earnings to fixed charges
    plus preferred stock dividend
    requirements                                 4.12        4.21        3.72        3.71          3.15          3.48
                                             =========   =========   =========   =========   ===========   ===========

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